EXHIBIT 3.1

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 05:08 PM 12/30/2010
                                                     FILED 05:08 PM 12/30/2010
                                                   SRV 101252463 - 4920929 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                        SPICY GOURMET MANUFACTURING, INC.

     FIRST: The name of the corporation shall be: Spicy Gourmet Manufacturing, Inc.

     SECOND: The address of its registered office in the State of Delaware is 1521 Concord Pike, Suite 303, in the City of Wilmington, County of New Castle, 19803. The name of its registered agent at such address is A Registered Agent, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The corporation shall have the authority to issue one hundred million shares of common stock with a par value of $0.0001 and twenty million shares of preferred stock with a par value of $0.0001. The preferred stock may be issued in series, each of which may have such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated in the resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by this provision of its certificate of incorporation.

     FIFTH: The name and mailing address of the incorporator is Daniel C. Masters, Attorney at Law, P. O. Box 66, La Jolla, California 92038.

     SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the corporation.

     SEVENTH: No director of the corporation shall be personal liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (a) for breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed and signed and acknowledged this certificate of incorporation this 30th day of December, 2010.


                                      BY: /s/ Daniel C. Masters
                                         ---------------------------------------
                                         Incorporator

                                      NAME: Daniel C. Masters
                                            Attorney at Law